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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report: April 9, 2002
(Date of Earliest Event Reported)

SureBeam Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000-31807 (Commission File Number)	33-0921003 (I.R.S. Employer Identification No.)

3033 Science Park Road
San Diego, CA 92121-1199
(Address of principal executive offices)

(858) 552-9500
(Registrant's telephone number, including area code)

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

  Dismissal of Auditor

        The Audit Committee of the Board of Directors of SureBeam Corporation annually considers and recommends to the Board the selection of our independent auditor. As recommended by SureBeam's Audit Committee, the SureBeam Board of Directors decided to no longer engage Arthur Andersen LLP ("Andersen") as SureBeam's independent auditor and on April 9, 2002, Andersen was dismissed as SureBeam's independent auditor.

        Andersen's reports on our consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Andersen's report on SureBeam's consolidated financial statements for 2001 was issued on an unqualified basis in conjunction with the filing of SureBeam's Annual Report on Form 10-K.

        During our two most recent fiscal years, and through the date of this Form 8-K, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on SureBeam's consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

        SureBeam provided Andersen with a copy of the foregoing disclosures. Attached as Exhibit 16.1 is a copy of Andersen's letter, dated April 11, 2002, stating its agreement with such statements.

  Engagement of Auditor

        On April 15, 2002, upon the recommendation of our Audit Committee, SureBeam engaged KPMG LLP to serve as SureBeam's independent auditor for the fiscal year to end December 31, 2002. During our two most recent fiscal years, and through the date of this Form 8-K, neither we nor anyone acting on our behalf consulted with KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on our financial statements, nor did we (or anyone acting on our behalf) consult with KPMG LLP regarding any other matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  (a)
  Financial Statements of Business Acquired. Not applicable.

  (b)
  Pro Forma Financial Information. Not applicable.

  (c)
  Exhibits.

No.	Description
16.1	Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated April 11, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SureBeam Corporation

By:	/s/ LAWRENCE A. OBERKFELL Lawrence A. Oberkfell President and Chief Executive Officer

Date: April 15, 2002

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SIGNATURES